Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “MULTI–STRATEGY GROWTH & INCOME FUND”, CHANGING ITS NAME FROM “MULTI–STRATEGY GROWTH & INCOME FUND” TO “DESTRA ALTERNATIVE ACCESS FUND”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF NOVEMBER, A.D. 2018, AT 4:12 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE THIRTIETH DAY OF NOVEMBER, A.D. 2018.

Jaffrey W. Bullock, Secretary of State

4992003 8100	Authentication: 204002651
SR# 20187878156	Date: 11-30-18

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:12 PM 11/29/2018 FILED 04:12 PM 11/29/2018 SR 20187878156 - File Number 4992003

STATE OF DELAWARE CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust:	Multi–Strategy Growth & Income Fund

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The Certificate of Trust is hereby amended by striking Article First in its entirety and by adding a new Article First to read in full as follows:

FIRST: The name of the trust is Destra Alternative Access Fund.

[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective 11/30/2018 .

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 29 day of November , 2018 A.D.

By:
Trustee

Name:	Nicholas Dalmaso
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